Exhibit 10.21

AMENDED STRATEGIC RELATIONSHIP AGREEMENT

This Strategic Relationship Agreement (“Agreement”) dated as of February 21, 2008 (“Effective Date”), between Ellie Mae, Inc., and New Casa 188, LLC is hereby amended in accordance with the Ellie Mae Board approval of December 17, 2009, and in its place shall survive this amended Strategic Relationship Agreement dated as of June 15, 2010. This agreement made and entered into by and between Ellie Mae, Inc., with its principal place of business at 4155 Hopyard Rd. #200, Pleasanton CA, 94588 (“Ellie Mae”), and Saving Street, LLC., a New York Limited Liability Company with a principal place of business at One North End Avenue, Suite 1301, New York, NY 10282.

RECITALS

A.	WHEREAS, Ellie Mae develops, markets and sells mortgage processing software (the “Encompass® Software”) for third-party residential mortgage originators (“Brokers”);

B.	WHEREAS, in processing mortgages, Brokers collect data from borrowers (“Borrowers”) and input that data into the Encompass Software, whereby certain Borrower data collected by the Encompass Software will then be distributed to Saving Street, provided such Brokers and Borrowers consent to the distribution of such data (the “Approved Borrower Database”);

C.	WHEREAS, Ellie Mae desires to implement an initiative (the “New Mover Initiative”, also sometimes referred to as the “Program”) whose goal is to: 1) assist Brokers in using the Approved Borrower Database to provide benefits to Borrowers, including discounted move-related and home ownership-related products and services, 2) provide Borrower retention benefits to Brokers, and 3) generate revenues and profits for Ellie Mae without investing significant resources and capital necessary to launch and operate the New Mover Initiative;

D.	WHEREAS, Saving Street’s investors (the “Investors”) are willing to invest the resources and capital necessary to launch and operate the New Mover Initiative and share the profits with Ellie Mae;

E.	WHEREAS, Saving Street is a company formed by the Investors specifically for the purpose of launching and operating the New Mover Initiative;

F.	WHEREAS, the Parties wish to enter into an agreement to formalize their relationship;

NOW, THEREFORE, in consideration of the promises and mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

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AGREEMENT

I.	DURING THE PILOT PERIOD:

1.	The Parties shall conduct an initial pilot of the New Mover Initiative to be completed by April 30, 2008 (“Pilot Period”) to determine the feasibility of the New Mover Initiative and the Saving Street venture.

a.	The Investors shall be solely responsible for providing the necessary funding to pay for the testing, surveys, interviews and other initiatives as they deem appropriate during the Pilot Period;

b.	Ellie Mae shall provide the necessary introductions to Ellie Mae Brokers for the purpose of this evaluation.

2.	On or before April 30, 2008, the Investors and Saving Street shall, in their sole discretion, determine whether to proceed with the New Mover Initiative. During the Pilot Period, this option is exclusive to Saving Street and the Investors.

In the event that Saving Street and the Investors decide not to proceed with the New Mover Initiative, this Agreement shall terminate, without any further rights of Saving Street, and without any further costs, obligations, or requirements on the Investors, Saving Street or Ellie Mae.

In the event that Saving Street and the Investors decide to proceed at the conclusion of the Pilot Period, they shall notify Ellie Mae in writing by April 30, 2008 that this Agreement is continuing.

II.	THE NEW MOVER INITIATIVE AFTER THE PILOT PERIOD:

3.	Limited, Exclusive License to Saving Street: Saving Street shall be granted a limited, exclusive access/license to the Approved Borrower Database for the sole purpose of developing, implementing, and maintaining the New Mover Initiative, which will offer products and services (“Borrower Benefits”) from third party providers of products and services (“Third Party Providers”) to customers of Brokers using the Encompass Software. Exclusivity shall immediately terminate in the event that distributions of the share of the profits to Ellie Mae under Section 10 (“Revenue Share with Ellie Mae”) is less than:

$250,000 for calendar year 2011;

$500,000 for calendar year 2012;

$750,000 for calendar year 2013; and

$1 million-for each calendar year after 2014.

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4.	The Approved Borrower Database: The Approved Borrower Database shall include, but not be limited to, the names and email addresses of Borrowers (who agree to receive Borrower Benefits) of those Ellie Mae Brokers who do not opt out of the Program. This Approved Borrower Database shall be used by Saving Street subject to the terms of this Agreement, all applicable regulations, laws, statutes and security requirements as required by Ellie Mae and the Ellie Mae Brokers, including, but not limited to, the Gramm-Leach-Bliley Act, as it may be amended from time to time, and, if applicable, the necessary approvals of Brokers and Borrowers. The Approved Borrower Database is currently estimated to include approximately 400,000 names per month, net of duplication and refinancing.

5.	Borrower Benefits: Borrower Benefits may include, but not be limited to, moving services, telephone and Internet services, insurance programs, credit card offerings, home improvement products, a custom developed gift points program and other new products and services which may be developed from time to time. The Program may contain information, help tips, and advertising.

6.	Saving Street Responsibilities: Saving Street shall be responsible for:

a.	Developing and conducting all marketing campaigns for the New Mover Initiative directed to Borrowers and Brokers;

b.	Establishing relationships and agreements with Third Party Providers of the products and services to be offered under the Program;

c.	Retaining sufficient staff to conduct its operations;

d.	Paying all expenses of the operations of Saving Street;

e.	Paying the necessary expenses incurred during the Pilot Period, including, but not limited to, reimbursing Ellie Mae the reasonable expenses of its staff for any research and development conducted on behalf of Saving Street, such expenses to be approved by Saving Street, which approval will not be unreasonably delayed or denied.

f.	Complying with all applicable regulations, laws, statutes and security requirements as required by Ellie Mae and the Ellie Mae Brokers, including, but not limited to, the Gramm-Leach-Bliley Act, as it may be amended from time to time, and, if applicable, the necessary approvals of Brokers and Borrowers and ensuring that its Third Party Providers comply with such regulations, laws, statutes and security requirements; and

g.	Conducting periodic (not less than annually) consumer (Borrower) and Broker satisfaction surveys, the results of which are to be shared with Ellie Mae.

7.	Ellie Mae Responsibilities: Ellie Mae shall be responsible for:

a.	Providing the Approved Borrower Database to Saving Street;

b.	Developing the necessary technical interfaces to electronically deliver the Approved Borrower Database to Saving Street;

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c.	Providing to Saving Street reasonable resources to accomplish the objectives of this Agreement.

d.	Providing Encompass Buyer Loyalty Program to all Ellie Mae software programs, both current and to be developed during the term of this agreement.

8.	Saving Street Operations: Saving Street’s operating expenses shall reflect the actual costs for operating the Program. No consulting, management or similar fees shall be paid to Investors. Saving Street shall annually develop a budget and business plan in keeping with industry business standards. Ellie Mae shall have the right to review the annual budget and annual business plan, which shall be provided to Ellie Mae by February 28 of each calendar year of this Agreement. Ellie Mae shall also have the right to attend and observe meetings of the Saving Street Board of Directors, as well as approve Saving Street’s method of selecting and validating the Third Party Providers selected by Saving Street to participate in the Program. Ellie Mae shall have the right, in its reasonably exercised discretion, to eliminate from the Program any Third Party Provider which, in its opinion, does not have the requisite quality or does not or will not provide the necessary value to the Ellie Mae Brokers. Saving Street shall have a reasonable time to correct any concerns regarding a Third Party Provider about which Ellie Mae expresses concern. In the event Saving Street continually fails to correct such concerns in a timely manner and/or there is generally ongoing dissatisfaction with the Program from the Brokers and/or the Borrowers (eg., the results of more than one of the satisfaction surveys defined in Section 6.g (“Saving Street Responsiblilities”) show general dissatisfaction of Saving Street and/or the Program) shall be causes for terminating this Agreement pursuant to Section 19.3 (Termination for Cause”).

9.	Funding for Saving Street: Saving Street and the Investors shall provide the necessary funding (the “Investment”), up to $2.5 Million, needed to capitalize and operate Saving Street.

10.	Payments to Ellie Mae and Investors: Profits ( Profits are defined as Net Revenues after expenses and pre tax of all revenues generated from the Ellie Mae data base.) shall be distributed to Ellie Mae and the Investors with the intention to repay the initial investments by the Investors on a preferential basis as follows:

a.	Profits will be split as follows: Eighty Percent (80%) of the Profits will be paid to the Investors and Twenty Percent (20%) of the Profits will be paid to Ellie Mae, until the Investors are repaid their Investment;

b.	Thereafter, Profits will be distributed equally (50%/50%) between the Investors and Ellie Mae;

c.	Profits of Saving Street will be calculated in accordance with Generally Accepted Accounting Principals (GAAP) and will be distributed to the Investors and to Ellie Mae to the extent Saving Street’s available cash on hand at the end of the calendar year is at least three (3) months of average operating expenses for the prior year.

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d.	Saving Street will distribute Ellie Mae’s share of the profits within ninety (90) days after the end of each calendar year, along with a report of the breakdown showing how such profits were generated.

e.	The minimum annual payment to Ellie Mae for each calendar year beginning in 2012 shall be $250,000.00 regardless of Saving Street’s profitability.

f.	In the case of New business, Saving Street to distribute to Ellie Mae 10% of all net profits generated from new Business’ which are non Ellie Mae data based.

11.	Taxes: Saving Street agrees to pay, and to indemnify and hold Ellie Mae harmless from, any sales, use, excise, import or export, value added or similar tax, not based on Ellie Mae’s net income, as well as the collection or withholding thereof, including penalties and interest, as well as any costs associated with the collection or withholding thereof, and all government permit or license fees and all customs, duty, tariff and similar fees levied upon the delivery of the Program, Third Party Provider products and services, and other deliverables, and any costs associated with the collection of any of the foregoing items.

12.	Audit Rights: During the Term and for three years thereafter, Saving Street agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the Program and the fees received from Borrowers and/or Brokers, if any. Ellie Mae may cause an audit and/or inspection to be made of the applicable Saving Street records and facilities in order to verify statements issued by Saving Street and Saving Street’s compliance with the terms of this Agreement. Any such audit shall be conducted by an independent auditor selected by Ellie Mae. Any audit and/or inspection shall be conducted during regular business hours at Saving Street’s facilities with reasonable notice. Saving Street agrees to provide Ellie Mae’s designated audit or inspection team access to the relevant Saving Street records and facilities. Saving Street shall pay Ellie Mae the full amount of any underpayment revealed by the audit plus interest from the date such payments were due equal to one and one half percent (1 1/2%) per month on the overdue balance, or the maximum amount allowed by applicable law (whichever is lower). In addition, if such audit reveals an underpayment by Saving Street of more than five percent (5%) for the period covered by the report, Saving Street shall pay all of the fees and costs associated with such audit and the amount underpaid with interest from the date such payment was due pursuant to this Section 12. If Saving Street reasonably disputes the results of an Ellie Mae audit, it may conduct its own audit at its own expense. If the results of such audit are materially different from the results of the Ellie Mae audit, the Parties will first try to settle the matter informally, and if unable to do so within five (5) business days, may seek any legal remedies available to them.

13.	Ownership and Control of Saving Street: Saving Street shall be owned entirely by the Investors and not by Ellie Mae.

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Warrant to Purchase Ellie Mae Shares: Ellie Mae shall issue to Saving Street a 5 year warrant to purchase 400,000 shares of Common Stock of Ellie Mae, at an exercise price of $1.98 per share, which warrant shall not be exercisable until such time, if any, as

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aggregate distributions to Ellie Mae under Section 10 (“Payments to Ellie Mae and Investors”) exceed $5 Million and such warrant shall terminate on December 31, 2012.

15.	Acquisition of Saving Street:

15.1 Ellie Mae shall have a first right of offer and a right of first refusal to acquire Saving Street. Saving Street will first notify Ellie Mae in writing of its desire to enter into a change of control situation (“Notice of Change in Control”) and provide Ellie Mae with the right to make an offer before offers from others are considered (a “Right of First Offer”), which offer will be based on fair market value, as determined by an independent party knowledgeable in the industry chosen by the Parties. If the Parties are unable to reach an agreement within a reasonable period of time, but which will not exceed a period of thirty (30) days after Saving Street delivers its Notice of Change of Control to Ellie Mae, Saving Street will then have the ability to negotiate with any third party, but nonetheless agrees to give Ellie Mae the right to make the last offer, and, in any event, the right to purchase Saving Street or its assets at any price agreed on with such third party (a “Right of First Refusal”).

15.2 Ellie Mae will also have the right, at its sole discretion, to purchase Saving Street according to the following terms:

(a)	For the period between calendar year 2010 and 2013, for the greater of a) $9 million or b) 12 times EBITDA for the prior fiscal year. In calculating EBITDA, all distributions to Ellie Mae under Section 10 shall be treated as an expense of Saving Street.

(b)	For the period between calendar year 2014 and 2018 for 12 times EBITDA for the prior fiscal year. In calculating EBITDA, all distributions to Ellie Mae under Section 10 shall be treated as an expense of Saving Street.

(c)	Ellie Mae must exercise such option by March 30, 2011, at which time such option shall expire, and may only be extended at Saving Street’s sole discretion.

16.	Warranties; Disclaimers:

16.1	Warranties.

(a) General. Each party represents and warrants to the other party that it:

(i) has duly and validly executed this Agreement, which is its valid and binding obligation;

(ii) will timely file applications for and obtain any licensing or permits necessary for it to conduct its activities under this Agreement;

(iii) will comply in the conduct of its business operations with all applicable Federal, state and local laws and regulations; and

(iv) will use commercially reasonable efforts to keep the Program (in the case of Saving Street), and the Encompass Software, the Approved Borrower Database, and the interface for the electronic delivery of the Approved Borrower Database from the Encompass Software to Saving Street (in the case of Ellie Mae) free from viruses or harmful content.

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(b) Additional Saving Street Warranties. Saving Street represents and warrants to Ellie Mae that:

(i) Saving Street has the authority to make available the Program and the Third Party Provider products and services offered through the Program, and has secured all rights, licenses and permissions necessary to enable Ellie Mae Brokers and Borrowers to utilize such Program without violating the intellectual property rights of any third party or any third-party agreement; (ii) Saving Street will use its commercially reasonable efforts to ensure that the Program operates 24 hours a day, 365 days a year, except for (A) periods of inoperability or inaccessibility due to problems with the Encompass Software or the Ellie Mae Brokers’ own equipment, or problems with the internet that are not specific to Saving Street’s equipment or actions and (B) previously scheduled maintenance scheduled at times to minimize the disruption to normal business activities and that are made known to Ellie Mae in writing with at least seven (7) business days prior notice to allow sufficient communication to Ellie Mae Brokers;

(iii) Saving Street will promptly notify Ellie Mae when the Program is inoperable or inaccessible for reasons other than those set forth in Section 16.1(b)(ii)(A)-(B) above (“downtime”), when Saving Street reasonably believes such downtime will be corrected, and confirmation when such downtime has been corrected;

(iv) The Program will not contain any disabling code (defined as computer code designed to interfere with the normal operation of the Program, the Encompass Software, or Ellie Mae’s or any Ellie Mae Broker’s or Borrower’s hardware or software) or any program routine, device or other undisclosed feature, including but not limited to, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, or trap door which is designed to delete, disable, deactivate, interfere with or otherwise harm the Program, the Encompass Software, or Ellie Mae’s or any Ellie Mae Broker’s or Borrower’s hardware or software. Saving Street will use commercially reasonable efforts to maintain the Program such that it remains free of any such disabling code, program routine, device or other adverse undisclosed feature;

(v) Saving Street has established and will maintain at all times commercially reasonable and legally compliant security procedures to ensure that all data, document and information transmissions made to and from Saving Street’s and any third party servers it employs through the Program are authorized, protected from loss, corruption, or disclosure to any party other than the intended recipient and documents and signatures are protected from improper access; and

(vi) In initiating and maintaining the Program, it will ensure that Saving Street and Third Party Providers comply with all applicable regulations, laws, statutes and security requirements, including, but not limited to, the Gramm-Leach-Bliley Act, as it may be amended from time to time.

16.2	Warranty Disclaimers.

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THE WARRANTIES SET FORTH IN SECTION 16.1 OF THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY ELLIE MAE IN CONNECTION WITH THE PROGRAM OR ANY COMPONENT THEREOF, ANY RELATED SERVICES, OR OTHERWISE UNDER THIS AGREEMENT. ELLIE MAE HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

17.	Indemnification; Limitations on Liability:

17.1 Saving Street agrees to indemnify, defend and hold Ellie Mae, its subsidiaries, and the directors, officers, employees and agents of Ellie Mae and its subsidiaries (together the “Indemnified Parties”) from and against all liabilities, losses, damages, costs and expenses (including legal fees) (collectively, “Losses”) to the extent that such Losses arise out of or result from any third-party claim (“Claim”) that (a) Saving Street does not have sufficient right, title or interest in the Program to enter into or perform this Agreement, or that any element of the Program violates an existing United States patent, copyright, trademark, trade secret or other United States intellectual property right of any third party, (b) Saving Street has breached a covenant, representation or warranty set forth in this Agreement, (c) Saving Street has violated a federal or state law, rule and/or regulation, or (d) arises out of Saving Street’s relationship with a Broker and/or a Borrower.

17.2 In the event of a Claim that the Program infringes a third party intellectual property right, Saving Street will, at its option and its expense, do one of the following: (i) procure for Ellie Mae and the Ellie Mae Brokers and/or Borrowers the right to continue using the Program; or (ii) replace or modify the Program so that it becomes non-infringing without materially changing the functionality of the Program.

17.3 Ellie Mae agrees to indemnify, defend and hold Saving Street harmless from and against all Losses to the extent that such Losses are based on a claim of infringement or misappropriation of a third party’s US patent issued as of the Effective Date, copyright and/or trademark caused by the Encompass Software or the Approved Borrower Database; provided that, Saving Street provides Ellie Mae with prompt written notice of the claim of infringement or misappropriation and Ellie Mae has sole control over the defense of such claim. This indemnification will be void and of no use or effect in the event the infringement is caused by misuse of the Approved Borrower Database by other than Ellie Mae.

17.4 EXCEPT IN THE EVENT OF A BREACH OF SECTION 18 (“INTELLECTUAL PROPERTY OWNERSHIP AND PROTECTION”), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF IT HAS PREVIOUSLY BEEN

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ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS AND EXCEPT IN THE EVENT OF A BREACH OF SECTION 18, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE TOTAL FEES PAID TO ELLIE MAE UNDER THIS AGREEMENT.

18.	Intellectual Property Ownership and Protection:

18.1 Proprietary Information. For purposes of this Agreement, (i) a party disclosing Proprietary Information may be referred to as a “Disclosing Party”; (ii) a party receiving Proprietary Information may be referred to as a “Receiving Party”; and (iii) a party’s employees and authorized service providers and agents and their employees and agents may be referred to as “Representatives.”

(a) The Parties agree that all of Ellie Mae’s (i) patents, copyrights, trade secrets, trademarks, service marks, trade names and dress and applications relating to the same, domain names, and all information relating to Ellie Mae’s business, finances, marketing, products, services, customers or other third parties, or manner of operation, and (ii) proprietary software, code, files, materials, data, methodologies, methods, know-how, concepts, ideas, formulae, inventions, processes or procedures used in the Encompass Software, including without limitation, all related written, magnetic, or recorded information, documents, or materials, data, and graphics prepared or developed by Ellie Mae (collectively, “Ellie Mae Proprietary Information”) constitute proprietary and confidential information and/or trade secrets belonging to Ellie Mae and shall be and remain Ellie Mae’s sole property.

(b) The Parties agree that as between Ellie Mae and Saving Street, all of Saving Street’s (i) patents, copyrights, trade secrets, trademarks, service marks, trade names and dress and applications relating to the same, domain names, and all information relating to Saving Street’s business, finances, marketing, products, services, customers or other third parties, or manner of operation, and (ii) proprietary software, code, files, materials, data, methodologies, methods, know-how, concepts, ideas, formulae, inventions, processes or procedures used in the provision of the Program, including without limitation, all related written, magnetic, or recorded information, documents, or materials, data, and graphics prepared or developed by Saving Street (collectively, “Saving Street Proprietary Information”) constitute proprietary information and/or trade secrets belonging to Saving Street and shall be and remain Saving Street’s sole property. In the event the Investors decide not to pursue the New Mover Initiative after the Pilot Period, or in the event this Agreement is terminated or becomes non-exclusive, Ellie Mae will be able to create a similar type of program, provided it does not use the Saving Street Proprietary Information.

(c) Notwithstanding the foregoing, the confidentiality obligations of the Receiving Party hereunder shall not apply to information that the Receiving Party can demonstrate by competent proof (i) is already in the possession of the Receiving Party without restrictions on disclosure prior to the time of disclosure under this Agreement,

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(ii) is or becomes generally available to the public other than as a result of the actions or omissions of the Receiving Party or its Representatives, (iii) is independently developed by the Receiving Party without any use of or reference to the Proprietary Information of the other party, or (iv) becomes available to the Receiving Party on a non-confidential basis from a source that, to the best of the Receiving Party’s knowledge, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation.

18.2 Mandatory Disclosure. The Receiving Party may make disclosures of Disclosing Party’s Proprietary Information to the extent required by applicable law, rule, regulation, order or regulator request (a “Disclosure Requirement”); provided, that Receiving Party shall (i) notify the Disclosing Party as promptly as practicable of the Disclosure Requirement, (ii) at Disclosing Party’s expense, use all commercially reasonable efforts to limit disclosure and obtain confidential treatment or a protective order, or cooperate with Disclosing Party in obtaining such remedy, and (iii) if necessary, provide its consent so that Disclosing Party may participate in any proceeding related to the Disclosure Requirement.

18.3 Protection. With respect to the other party’s Proprietary Information, each of the parties agrees that it shall, and shall cause its Representatives to (i) treat such information as strictly confidential and not disclose such information to any third party or Representative, except those Representatives who are required to have such information in order to perform their responsibilities in the ordinary course of business relative to the purposes of this Agreement, (ii) use all commercially reasonable efforts to safeguard such information from unauthorized use or disclosure, and (iii) not use or permit the use of such information other than in the course of carrying out the contemplated purposes of this Agreement. Each party shall advise any of its Representatives that are provided such Proprietary Information of their obligations with respect thereto. Each party shall be liable for any breach of this Agreement by its Representatives.

18.4 Consumer Information. Each party agrees that in addition to and not in limitation of anything else contained in this Agreement, except as expressly permitted by this Agreement, it will abide by all applicable federal, state, and local law and regulations guidelines governing fair information practices and consumers’ rights to privacy, including without limitation the Gramm-Leach-Bliley Act of 1999, (15 U.S.C. § 6801 and § 6805), as it may be amended from time to time and the regulations promulgated thereunder.

19.	Term and Termination:

19.1 Term: The initial term of this Agreement will be fifteen (15) years from the Effective Date (the “Initial Term”). After such time, the Agreement will automatically renew on substantially the same terms for successive(5) year terms, In the event that Saving Street has satisfied all requirements set forth in Section 3 above to maintain exclusivity, Ellie Mae shall not develop or offer or enter into any other agreement for the

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offer, sale, marketing or placement of any instrument or product that has the same purpose as does the Program.

19.2 Cancellation For Lack of Profits or Funding: In the event Saving Street does not achieve profitability after the initial Investment, the Investors and Ellie Mae shall jointly determine whether to continue the New Mover Initiative. However, after the initial Investment, there shall be no obligation on the part of the Investors or Ellie Mae to provide additional funding for Saving Street. In the event there is not a sufficient level of investment to sustain the operation of the New Mover Initiative, this shall be cause for canceling this Agreement.

19.3 Termination for Cause: Either party may terminate this Agreement if: (i) the other party materially breaches any provision of this Agreement and fails to cure that breach within thirty (30) days after its receipt of a written notice from the non-breaching party, or if cure requires more than thirty (30) days, cure is not commenced during the thirty (30)-day period and pursued diligently to completion; (ii) the other party materially breaches any provision of Section 18 of this Agreement (“Intellectual Property Ownership and Protection”) or commits any other act or omission that materially threatens the party’s Proprietary Information or proprietary rights; or (iii) the other party files a petition in bankruptcy, has had a bankruptcy petition filed against it that has not been discharged within 120 days of the filing thereof, is adjudicated as bankrupt, has a receiver, trustee or other court officer appointed for its property, takes advantage of the insolvency laws of any jurisdiction to which it is subject, makes an assignment for the benefit of creditors, is voluntarily or involuntarily dissolved, or admits in writing its inability to pay debts as they come due.

19.4 No Fault Termination: If a court of competent jurisdiction or other administrative body empowered to issue such orders issues a final order or judgment holding that this Agreement or the Borrower Benefits or the Program offered hereunder, or some portion of the Borrower Benefits or the Program offered hereunder, are in violation of the law, or if a Party is required to terminate the Program by law, regulation or regulatory authority due to objections regarding the relationships formed hereby (“Judgment”), either party may terminate those portions of this Agreement, or all or part of this Agreement, that contravenes such Judgment by providing the other party with written notice of its intent to do so, which termination is effective as of the date specified in such notice.

19.5 Effect of Termination or Expiration: Immediately upon expiration or termination of this Agreement, all of Saving Street’s rights with respect to the Approved Borrower Database shall terminate. Notwithstanding the above, in the event Saving Street is able to continue providing Borrower Benefits through Third Party Providers to Borrowers obtained as a result of the Program, Saving Street shall continue paying Ellie Mae its share of the profits pursuant to Section 10 (“Revenue Share with Ellie Mae”). Further, each Party will return or irretrievably destroy all Proprietary Information of the other Party that it (or its subcontractors) has in its possession, including any information stored on computing equipment, and will provide the other Party with an officer’s

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certificate attesting to such return or destruction. The termination of this Agreement will not limit any other rights or remedies available to the terminating Party.

19.6 Survival: The provisions contained in Sections 17, 18, 19 and of this Agreement shall survive the expiration or termination of the Agreement.

20.	Miscellaneous:

20.1 Notices. All notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered personally, by facsimile transmission, by overnight courier, or by registered or certified United States mail, postage prepaid, addressed as follows:

If to Saving Street.:

Saving Street 188, LLC

Attn: Carl Buccellato, CEO

One North End Avenue,

Suite 1301

New York, NY 10282.

Fax: (    )

With a copy to:

Zawisny & Zawisny PC

Yolanda Zawisny Esq.

578 Driggs Avenue

Brooklyn, NY 11211

Tel: (718) 388-3330

Fax:(718) 388-3877

If to Ellie Mae, Inc.:

Ellie Mae, Inc.

Attn: CEO

4155 Hopyard Road, Suite 200

Pleasanton, CA 94588

Fax: (925) 479-1360

With a copy to:

Ellie Mae, Inc.

Attn: Vice President, Legal Affairs

4155 Hopyard Road, Suite 200

Dublin, CA 94588

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The addresses set forth in this Section 20.1 may be changed by giving notice of such change in accordance with this section. All notices shall be deemed to have been received upon delivery as to communications that are personally delivered, upon confirmed facsimile transmission, if transmitted any business day before 5:00 p.m. local time at the place of receipt or on the next business day if transmitted after 5:00 p.m. local time, and upon the earlier of actual receipt or two days after deposit in any United States mail post office box in the state to which the notice is addressed or four days after deposit in any United States mail post office box other than in the state to which the notice is addressed, postage prepaid and addressed as set forth in this Section 20.1.

20.2 Relationship of Parties. The Parties agree and acknowledge that the relationship of the Parties is in the nature of independent contractors. This Agreement shall not be deemed to create a partnership or joint venture and neither party is the other’s agent, partner, employee or representative. Neither party hereto shall have the right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons. This Agreement is not a franchise agreement or an agreement to enter into a franchise relationship.

20.3 Entire Agreement; Amendment; Captions. This Agreement is intended to be a final expression of the agreement between Saving Street and Ellie Mae regarding its subject matter and supersedes any prior or contemporaneous agreements or understandings related thereto. All Exhibits to this Agreement, whether presently contemplated or executed in the future, are integral parts of this Agreement and are incorporated herein by reference. All such Exhibits shall be subject to the terms and conditions of this Agreement; provided that, in the event of a conflict between the terms of any such Exhibit and the terms of this Agreement, the terms of the Exhibit shall be given effect for the subject matter covered thereby. No amendment to or modification of this Agreement shall be effective unless set forth in a writing signed by Saving Street and Ellie Mae. The headings in this Agreement are for convenience only and shall have no effect on its interpretation.

20.4 Assignment. Except in the event of a Change of Control by Ellie Mae, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party. “Change of Control” means (i) the sale, transfer or other disposition of all or substantially all of the assets of Ellie Mae, (ii) a merger or consolidation in which Ellie Mae is not the surviving entity, (iii) any reverse merger in which Ellie Mae is the surviving entity but in which 50% or more of Ellie Mae’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, or (iv) the acquisition of 50% or more of the outstanding voting stock of Ellie Mae by a person or group of related persons, a person that directly or indirectly controls, is controlled by or is under common control with Ellie Mae, or any existing shareholder of Ellie Mae as of the Effective Date. This Agreement shall be binding upon the Parties’ respective successors and permitted assigns. Any other assignment in violation of this provision will be null and void.

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20.5 Severability. If any provision of this Agreement or parts thereof are held invalid or unenforceable, the Parties agree that such invalidity or unenforceability shall not affect the validity of the remainder of this Agreement and further agree to replace such an invalid or unenforceable provision with a valid provision that comes closest to the intent and economic effect of the invalid provision.

20.6 Waiver; Remedies. No waiver by either party of any of the rights pursuant to this Agreement shall be effective unless set forth in a writing delivered to the other party. No course of dealing, delay in exercising any right, power, or remedy, acceptance of payments, late charges, or performance from a party when that party is in default, or enforcement of any remedy shall operate as a waiver or otherwise prejudice a party’s rights, powers, or remedies pursuant to this Agreement. All rights and remedies of the Parties pursuant to this Agreement shall be cumulative and none shall exclude any other right or remedy given by this Agreement or by law.

20.7 Force Majeure. Except for the payment of a share of the profits as set forth in Section 10, nonperformance by either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party; provided that any such nonperformance shall be cause for termination of this Agreement by the other party if the nonperformance continues for more than sixty (60) days.

20.8 Governing Law; Venue. The laws of the State of California, without reference to its laws on choice of law, shall govern the validity, construction, performance, and enforcement of this Agreement. The Parties agree that the federal and state courts within Alameda County, California, have exclusive jurisdiction and venue over all controversies in connection with this Agreement and hereby (i) submit to such jurisdiction and venue and waive the defense of forum non conveniens and (ii) consent to the service of process in any such action by registered mail, return receipt requested, or by any other means provided by law.

20.9 Attorneys Fees. In the event that a dispute arises either directly or indirectly out of this Agreement, then and in the event that suit or action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such suit or action, or on the appeal of such suit or action, shall be entitled to an award of its reasonable attorneys fees as set by the court before which the matter is heard or appealed, and their costs, including reasonable attorney fees and costs in collection of any judgment.

20.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. This Agreement shall be enforceable only when all parties have signed it or a counterpart of it.

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IN WITNESS WHEREOF, Saving Street and Ellie Mae have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Ellie Mae:

By	/s/ Sig Anderman	Date:	June 15, 2010
Sig Anderman, CEO

Saving Street 188, LLC:

By	/s/ Richard Buccellato	Date:	June 15, 2010
Richard Buccellato, Officer

By	/s/ Rick Del Mastro	Date:	6/15/10
Rick Del Mastro, Officer